SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
 TO SECTION 13 OR 15(d) OF THE
 SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 22, 2008

DESTINATION TELEVISION, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-29921	65-0494581

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

530 North Federal Highway Fort Lauderdale, Florida	33301

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (954) 332-6600

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     [ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240

Item 1.01 - Entry into a Material Definitive Agreement

            On December 22, 2008, Destination Television, Inc. (the "Company" or "we" or "us") entered into a one-year consulting agreement with Westport Strategic Partners, Inc. ("Westport"), a consulting firm based in Fort Lauderdale, Florida. Westport will prepare and distribute research on our company; assist in our public relations efforts; and provide merger and acquisition advisory services.

Item 3.02 - Unregistered Sales of Equity Securities

            In connection with the Consulting Agreement described above, in Item 1.01, we issued, as compensation, 10 million shares of our common stock and three-year stock options to acquire 5 million shares of our common stock at $0.02 per share and 5 million shares at $0.05 per share.

            The shares of common stock were valued at $0.006 per share, which was the closing bid price on December 22, 2008, and the options are being valued in accordance with the Black-Scholes valuation model.

            The newly issued shares and options have not been registered under the Securities Act of 1933, as amended, and therefore, may not be transferred in the absence of an exemption from registration under such laws and will be considered "restricted securities" as that term is defined in Rule 144 adopted under the Securities Act, and may be sold only in compliance with the resale provisions set forth therein. The issuances were made in reliance on Section 4(2) of the Securities Act of 1933 and Westport represented that the securities were being acquired for investment purposes.

Item 9.01 - Financial Statements and Exhibits

(b)    Exhibits:

            Exhibit 10.1 - Consulting Agreement between Destination Television, Inc. and Westport Strategic Partners, Inc. dated December 22, 2008.

 SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	12/23/08

Destination Television, Inc.

Registrant

By:	/s/ Gordon Scott Venters

President